Exhibit 10.1

STOCK TRANSFER AGREEMENT

(CHINESE OMITTED)

Dated ______________________ among

Sellers:	Zhang Lina (CHINESE OMITTED), China ID Number: 310110197508045828 Zhang Qinxiu (CHINESE OMITTED), China ID Number: 310101194303143627

Purchaser:

Grown Winner International Limited, a company incorporated in the Hong Kong Special Administrative Region, the address of which is 21/F., Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong.

WHEREAS

(A) Shanghai Quo Advertising Company Limited <<(CHINESE OMITTED>> (hereinafter referred to as “the Company”) is registered in the People’s Republic of China with limited liability and with registered share capital of RMB3,000,000.00 A brief introduction of the Company is set out in Appendix 1 to this Agreement.

(B) As of the date of this Agreement, the Sellers hold 100% of the Company’s registered capital.

(C) As of the date of this Agreement, the Purchaser’s holding company, Network CN Inc. (“NWCN”), is listed on the OTCBB in the United States (trading code: NWCN).

(D) Zhang Lina agrees to sell 90% of Company’s equity stockholding held on the Date of Agreement and Zhang Qinxiu agrees to sell 10% of Company’s equity stockholding held on the Date of Agreement, and the Purchaser agrees to buy 100% of the Company’s shares (“Sale Shares”) beneficially owned by the Sellers. The particulars of the Sellers and the Sale Shares are set out in “Appendix 2” to this Agreement.

It is hereby agreed as follows:

1. Definitions

1.1 In this Agreement, unless the context otherwise requires or expressly provides, the following words shall have the following meanings respectively

“Agreement” means this agreement as amended and/or supplemented from time to time in accordance with provisions herein;

“Board” means the board of directors of the Company

“Business Day” means a day, other than a Saturday or any 8th typhoon or rainstorm warning day, on which banks are open for business in Hong Kong Special Administrative Region;

“Company” has the meaning as stated in Recital (A);

“Company Law” means the Companies Ordinance of the Hong Kong Special Administrative Region
(Chapter 32);

“Completion Date” means the date which is 10 business days after the day on which the condition set out in Clause 3.1 has been complied with and satisfied by the purchaser, or exempted;

“Completion” means the Completion of the sales and purchase of the shares of the company in accordance with his Agreement;

“Purchase Price” means the price set out in Clause 4.1 hereof, being the price payable by the Purchaser hereunder.

“Director(s)” means the directors of the Company or any one of them, as the case may be;

“Pledge or Mortgage” means the pledge or mortgage of any assets, rights or similar interest (except those specially required by law) and including debenture loans and pledge of intangible assets, whether at present or in the future.

“Company” means this Company and its subsidiaries and any one of these companies, as the case may be;

“HK$” means Hong Kong dollar;

“Hong Kong” means the Hong Kong Special Administrative Region;

“China” for the purpose of this Agreement means the People’s Republic of China excluding Hong Kong Special Administrative Region and the Macau Special Administrative Region;

“Purchaser’s Agent” means the party appointed by the Purchaser to hold shares in the Company in accordance with this Agreement;

“RMB” means renmibi, China’s legal tender;

“Sale Shares” means 100% of the Company’s equity to be sold by the Sellers to the Purchaser hereunder;

“Tax” means all the taxes arising or payable in China, including but not limited to income tax, interest tax, personal income tax, property tax, estate duty, stamp duty, sales tax, custom duty and tax relief deduction and rebate as provided by the law, and also includes relating tax penalties, fees and interest;

“US” means the United States of America;

“US$” means US dollar, the exchange rate of which is presumed for the purpose of this Agreement to be one US$ to 7.8 HK$.

2. Stock Transfer

2.1 In accordance with the terms and conditions of this Agreement, the Sellers as the beneficial owner of the Sale Shares shall sell, and the Purchaser shall in accordance with the covenants of this Agreement purchase the same and pay the consideration set out in this Agreement for the purchase of the Sale Shares free from pledge or mortgage or other encumbrances which shall include without limitation all rights to share dividends as may be declared or distributed on or after the date of this Agreement.

3. Conditions

3.1 The completion of the sale and purchase of shares hereunder shall be conditional upon:

(a) The Purchaser’s satisfaction with the completion and result of a comprehensive due diligence inspection of the Company (which shall cover without limitation the legal, financial and commercial aspects) and the Purchaser shall have the absolute discretion in deciding whether or not it is satisfied with the result of such inspection.

(b) The obtaining of the relevant Board Resolution and Shareholders’ Resolution of the Company to approve the terms of this Agreement and all matters and affairs relating to the transaction hereunder, as required.

(c) To obtain all necessary consent and approval as may be required under the laws and regulations governing stock trading in the United States of America (including all relevant consents and approvals of governmental and regulatory authorities) regarding the transaction hereunder for the consideration as agreed by the Purchaser.

(d) All the covenants and confirmation contained in this Agreement being truthful and free from misleading information from the date of this Agreement until the date of Completion.

(e) The Sale Shares be freely transferable to an independent third party without violation of the laws and regulations of the People’s Republic of China or its governmental policy.

3.2 The Sellers shall use its best endeavours to assist the Purchaser and such persons as the Purchaser may authorize for such purpose to complete the due diligence inspection and to allow them to enter into the premises of the Company and to peruse all the books, documents, contracts, records, tax forms, permits, correspondence and return forms and such other information of the Company as the Purchaser may reasonably require, so that it can conduct a comprehensive due diligence exercise (covering, but not limited to, the legal, financial and business aspects of the Company), and allow copies to be made of the relevant documents. The Company’s directors and staff should give the Purchaser all the required information and explanations. For the avoidance of doubt, the carrying out of due diligence inspection will not exonerate the Sellers from any obligation or liability towards the Purchaser nor limit the scope of such obligation or liability.

3.3 The Purchaser is entitled to waive any requirement under Clause 3.1 hereof. If, (a) any condition under Clause 3.1(a) has not been fulfilled (or otherwise waived by the Purchaser) before 3:00 p.m. on the Completion Date or on such postponed date for Completion as the Purchaser may agree or (b) the Purchaser is not satisfied with the result of the due diligence inspection according to Clause 3.2 hereof and notify the Sellers according in writing, then this Agreement shall become null and void and neither party shall have any further obligation or liability towards the other under this Agreement.

3.4 If any pre-condition to Completion has not been fulfilled on or before the Completion Date or has been rendered unfulfillable then the Sellers or the Company must upon its gaining knowledge of the situation forthwith inform the Purchaser in writing accordingly. Both parties hereby declare that notwithstanding the issue of the written notification mentioned above all the Sellers’ legal obligations under this Agreement will remain unchanged.

3.5 From the date of this Agreement until the Completion Date, save and except with the consent of the Purchaser, the Sellers covenant to procure that the Company will:-

keep the daily operation and maintenance of best practice

maintain its full operation;

accounts payable in a timely fashion;

maintain all records of the major operation the Sellers and the Company accurately.

comply with the government’s main demands, except where is reason to object to such demand and the consent of the Purchaser to raise such objection having been obtained;

pay up the payments which should be paid out of the turnover or profits, taxes and fees and government funds, except where there is sufficient reason for claiming that such sums are not payable and the prior consent of the Purchaser to object to such payment having been obtained;

fulfill all the provisions of contracts signed by the Sellers or the Company;

refrain from selling any of the Company’s assets and contractual rights without first obtaining the prior written consent of the Purchaser.

(b) The Sellers on the signing of this Agreement will covenant and confirm that they will not suffer or allow the Company to:

change its Articles of Association

wind-up voluntarily;

transfer its interest to a third-party;

declare or pay dividends to its Shareholders;

issue, re-purchase, sell or transfer or assume any liability for the issue, re-purchase, sell or transfer of any share in the Company;

create new class of shares or to sub-divide its shares or merge existing shares;

change any obligations contained in any signed contract and its contents, including the loan or mortgage contract sell any assets and contractual rights of the company without first obtaining the written consent of the Purchaser.

3.6 The Sellers and the Company agree to give the Purchaser, the Purchaser’s Agent and its representative reasonable access to check and inspect the papers of the Company from now on until the Completion Date. The Sellers shall assist the accountant appointed by the Purchaser in order to conduct an audit of the Company’s accounts in accordance with the accounting principles and standard prevailing in Unit States of America.

3.7 The Sellers covenant with the Purchaser and confirms that there has not been a substantial depreciation of the capital assets of the Company, the business of the Company, on the prospects or financial position of the Company.

3.8 In the event of any breach of the Sellers’ covenants or the occurrence of any event prior to the date of this Agreement which would constitute a breach of such covenants and such breach of covenant cannot be fulfilled (in the case of covenants requirement the fulfillment of certain criterion) or rectified before Completion of the transaction hereunder, the Purchaser shall be entitled to terminate this Agreement and the transaction hereunder by written notice to the Sellers.

4. The prices of shares transfer

4.1 The price for the acquisition of the shares of the Company hereunder is HK$7,500,000.00. The Purchasers shall in accordance with Appendix 2 pay HK$500,000.00 as part of the price and pay the remaining balance of the price to be paid in kind on Completion Date, being 300,000.00 shares of Network CN Inc., the holding company of the Purchaser, which are listed on OTCBB stock market. The payment of the monetary portion of the price will be made in one installment on the third days respectively after the Completion Date and be paid into the account designated by the Sellers. Both parties to this Agreement agree to presume for the purpose of determining the quantity of shares to be given to the Sellers under this clause that the value of such shares of Network CN Inc. shall be equivalent to HK$7,000,000.00 (approximately US$2.99 per share of Network CN Inc.).

5. Completion

5.1 The transaction hereunder shall be completed at the office of Crown Winner International Limited, where address is 21/F., Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong.

Transaction time shall be 3:00 p.m. on the Completion Date (or such other location and time as the parties may otherwise agree) and on such Completion the conditions contained in the Clause 5 and Clause 3.1 shall be fulfilled.

5.2 On Completion Date, the Sellers shall provide the following:-

(a) A set of documents to be certified by the directors of the Company or its legal representative, being the complete record of the shareholders’ resolution and board resolution of the Company approving the present transaction and the matters as stated in Clause 4.1 hereof.

(b) All legal documents such as minutes of meetings etc. (updated to the Completion Date):-

All return forms (concerning receipts and payments up to Completion Date);

All other documents and correspondences relating to the Company which have been retained or remained under the control and ownership of the Sellers.

Unless otherwise agreed by the Purchaser the items mentioned in Clause 5.2(b) shall be retained by the Company after Completion Date.

5.3 On Completion Date the Sellers shall convene a meeting of the shareholders of the Company at the request of the Purchaser in order to confirm their approval of the contents of this Agreement including the following:-

(i) To approve the sale of the Sale Shares; and

(ii) To modify the Articles of the Company as the Purchaser may require for the purpose of completing the purchase of the Sale Shares.

5.4 The following Clauses 6 to 16 (both inclusive) shall survive Completion of the transaction hereunder and remain in force thereafter.

6. The Structure of the company

6.1 On Completion of the transaction hereunder the business and operation of the Company shall be managed by the Board.

6.2 The Board shall have 3 members, the Purchaser or the Purchaser’s Agent shall have the right to nominate all 3 persons to the Board of the Company from time to time.

6.3 The quorum for Board meetings shall be 2 Directors, whether attending in person or by proxy.

6.4 Board meetings shall be held at least once in every half year, unless otherwise agreed by all the Directors.

7. Exclusivity

7.1 The Sellers have negotiated exclusively and in good faith with the Purchaser regarding the transaction under this Agreement and the details thereof and the Sellers agree that it will not seek another purchaser for the same after the signing of this Agreement. If the Sellers unilaterally and without good cause enter into negotiation with another prospective purchaser for the sale of the shares of the Company without first obtaining the consent in writing of the Purchaser then the Sellers must compensate the Purchaser with the payment of a reasonable sum so as to compensate the Purchaser for the time, cost and effort spent in the negotiation of this transaction.

8. Commitments

8.1 The Sellers and the Company jointly covenant with the Purchaser (to the intent that such covenant will be binding whether or not the transaction has been completed):-

(a) These covenants are truthful and accurate in every respect, up to and including the Completion Date.

(b) Both the Sellers and the Company have the requisite legal capacity and authority to enter into and perform those provisions this Agreement with binding effect on them.

(c) The Sale Shares represent 100% of the equity (having taken into account all diluting effect, if any).

(d) The shares of the Company are not subject to any share option or pledge or debenture or similar instrument issued in favour of a third party which entitles such third party to claim against the Company regarding the same.

(e) There is and will be no Pledge or Mortgage of the shares to affect the sale of the shares hereunder whether at present, on Completion Date or in the future.

(f) The Sellers have the right to sell the Sale Shares according to the Agreement in a legally binding and complete manner without the need to obtain the consent of a third party.

(g) The data in Appendix 1 and 2 are accurate and truthful in all respects.

8.2 At any time prior to the Completion of the transaction, if any of the following events occur:-

(a) Any violation of the Sellers’ covenants and confirmation mentioned above;

(b) The presence of any misrepresentation or misleading element in the above mentioned covenants;

(c) And such event would have affected the willingness of a reasonable purchaser to pay for such purchase, then the Sellers shall immediately inform the Purchaser in writing and the Purchaser shall be entitled to rescind this Agreement within 7 days of its receipt of such notice (inclusive of the date of receipt).

8.3 At any time prior to the Completion of the transaction, if the Purchaser discovers that any of the above mentioned covenants is false or has not been or cannot be fulfilled or remedied then the Purchaser shall also be entitled to terminate the transaction hereunder by notice in writing to the Sellers.

9. Warrantee of the Sellers

9.1 The Sellers covenant with the Purchaser that before Completion the Sellers shall not suffer the Company, save and except with the prior written covenant of the Purchaser:-

(a) to incur any significant capital expenditure or grant any option for the purchase of any capital asset.

(b) to sell or agree to sell or grant any option regarding the sale of the Company’s asset.

(c) to borrow or incur expenditure which is out of the ordinary.

(d) to sign contract or assume any obligation which is abnormal or outside the scope of the main business of the Company.

(e) to lend money to others or make any assignment of debt.

(f) to be involved in or carry on the business of or finance any leasing arranging or make any promise to accept deferred performance by others.

(g) to declare or pay any dividend or do anything that would result in a financial situation of the Company which is worse than that prevailing on the signing of this Agreement.

(h) to give Pledge or Mortgages or guarantee or agree to give guarantees or debenture or remedy.

(i) to vary the terms of the contracts with its employees / directors, employ new employees or terminate the employment of existing employees except in the ordinary course of business.

(j) to issue or agree to issue any new share or any kind of loan.

(k) to engage in any abnormal business or business outside the scope of the main business of the Company.

(l) to assume obligations on voluntary basis or fail to perform significant obligation, whether or not such obligations are requirements of law.

(m) to do anything that will cause the financial situation of the Company to become worse than its situation on the date of this Agreement.

9.2 The Sellers agree to completely waive the liability of the Company or the Purchaser or the Purchaser’s Agent regarding any loss or depreciation in the value of the Company (including the net asset value and any projected profits), obligations and expenses (including legal fees) that is occasioned by any failure which happened before the Completion Date on the part of the Sellers to give information regarding the Company.

9.3 The Sellers also guarantee to the Purchaser that before Completion of the transaction hereunder the Company will not enter into any agreement or contract involving its significant interest or having any profound effect on its business without first obtaining the consent in writing of the Purchaser.

9.4      Each of the Sellers hereby represents warrants and covenants that the information in Appendix 3 is accurate and truthful in all respects.

10. Information acquire

10.1 The Sellers shall assist the Purchaser, the Purchaser’s Agent and the Purchaser’s professional consultant in a timely fashion upon request to arrange for the visit of the Company’s premises and to assist in their obtaining of all relevant information regarding the business, asset, indebtedness and contracts of the Company and the proof of ownership of assets of the Company.

11. Miscellaneous

11.1 The Sellers shall take all necessary action including the procurement of other parties’ action as required by the Purchaser and the giving of covenants and signing of papers by such other party in order to assist the Purchaser in its acquisition of the relevant shareholding in the Company and in its registration of the same.

11.2 In so far as it is allowed under the law in Hong Kong and consented to by the Sellers the Purchaser may appoint an individual Chinese citizen or a corporate entity in the People’s Republic of China to hold the Sale Shares on its behalf.

12. Confidentiality

12.1 Each party hereto hereby covenants with the other party that it will not disclose or communicate any information relating to the business, financial or contractual aspects of the other party to a third party on or after the date of this Agreement and that such information will be kept strictly confidential and may only be released to its professional consultant or as required by law or regulatory authorities or to its employee on “need to know” basis and shall use its best endeavours to prevent the publication or disclosure of such confidential information.

12.2 Except in the event of an agreement of both parties or in complying with the requirement of law or regulatory authorities the facts and matters of this Agreement may not be disclosed in any form or manner. If either party is required by law or by a regulatory authority to make any public disclosure it must first consult the other party as circumstances may reasonably allow.

13. Overall of the agreement

13.1 This Agreement contains all the items agreed and supersedes all previous contracts, agreements, arrangements, statements, memoranda or other transactions relating to the matter herein, such contracts, agreements, arrangements, statements that were before this Agreement shall be terminated immediately, the parties hereto realize that they can not pursue any liability arising from any agreement which has been so terminated.

13.2 Any alteration of this Agreement or any alteration based on this Agreement must be in writing and signed and consented to by both parties and will otherwise be null and void.

13.3 Any provision of this Agreement which has not been fulfilled when the transaction hereunder is completed shall nevertheless remain effective whether or not the transaction has been completed.

13.4 This Agreement shall be binding on the successors to the parties but the obligations hereunder cannot be delegated to another party.

13.5 In the event that any provision of this Agreement is unenforceable for illegality or otherwise the remaining provisions shall remain unaffected.

14. Time

14.1 Time is of the essence in this Agreement, all changes to this Agreement require the consent of both parties.

14.2 Time is an essence in this Agreement, however, any party who failed to exercise its right in accordance with this Agreement or delayed in the exercise of such right shall not be regarded as having waived or relinquished such right and any individual act in the exercise of or partial exercise of any of its rights (including rights under any settlement agreement with the selling party) shall not preclude or affect its exercise of any or any further rights or affect its right to enforce its right against any other party either jointly or severally, in accordance with this Agreement. The rights and remedies under this Agreement are cumulative and in addition to the rights and remedies available under the law.

15. Notice

15.1 All notices, claims, proceedings, documents and other communications under this Agreement (called “Communications” in this Clause 15) shall be written in Chinese or English, and shall be send to the last notified address by the ways as stated below, and the recipient shall be deemed to have received the Communication on the date as shown on the right-hand-side column.

Ways of sending notice:	Deemed to receive within:
Local mail or post	24 hours
Facsimile	when the proper answer-back is received
Express air mail or express international post	3 days
Air mail	5 days

If such delivery is at 6:00 p.m. of any business day by in personal or fax, or that day is not a business day, the delivery will be deemed to be received at 9:30 a.m. of the next business day.

15.2 According to Clause 15.1 delivery of notice, it shall be deemed to be delivered successfully, if the address or facsimile number is unambiguous.

15.3 In accordance with the law, Communication is not limited to the ways as shown in this Clause 15.

16. Fees and Stamp Tax

16.1 The Purchaser and the Sellers shall be responsible for their respective costs and expenses incurred in the preparation, negotiation, execution and performance of this Agreement (including legal fees).

16.2 The Purchaser and the Sellers shall bear the stamp duty, administrative expenses and any other fees (if any) incidental to the sale and purchase hereunder in equal shares.

17. Governing Law

17.1 This Agreement and all legal rights and obligations arising from it shall be interpreted and enforced in accordance with the law of Hong Kong Special Administrative Region. In the event of any dispute arising from this Agreement, such dispute shall be resolved by the courts of law in Hong Kong.

17.2 If both parties agree to that effect in writing any dispute, controversy or claim arising out of or in relation to this Agreement may be resolved through arbitration in accordance with the UNCITRAL Rules to be conducted at HKIAC.

17.3 Arbitration shall be held at the Hong Kong International Arbitration Centre, and shall be handled by one arbitrator in accordance with the appropriate Rules of the Hong Kong International Arbitration Center (including UNCITRAL arbitration rules).

17.4 Arbitration shall be conducted in English or Chinese.

18. Announcement

18.1 Each party to this Agreement confirms and acknowledges that before the signing of this Agreement it has obtained legal advice relating to the Agreement and its contents and that it understands the contents of this Agreement.

19. Agreement

19.1 All duplicate copies of this Agreement have equal authority and are regarded as the same document. For the avoidance of doubt, this Agreement will not be binding on any person other than those who has by conduct confirmed its position as a party to this Agreement.

20 Material Non-Public Information

20.1 Sellers and Company hereby acknowledge that they are aware, and further agree that they will advise its principals, officers, directors, agents and representatives (collectively, “Agents”), that US Federal and State securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and it agrees that they or their Agents will not purchase or sell such securities under such circumstances.

21. Publicity

21.1 No public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Sellers without the prior consent of the Purchaser

IN WITNESS WHEREOF this Agreement is executed by the parties hereto on the day and year first above written

Seller:	Zhang Lina (CHINESE OMITTED)

Signature: /s/

Date:

Seller:	Zhang Qinxiu (CHINESE OMITTED)

Signature: /s/

Date:

Purchaser:	Crown Winner International Limited

Signature: /s/

Name:	Godfrey Hui
Position:	Director
Date:

Witness:

Signature: /s/

Name:
Date:

Appendix 1:

Particulars of the Company

1. Date of incorporation:	March 7, 1997

2. Place of incorporation:	The People’s Republic of China

3. Registered name:	Shanghai Quo Advertising Company Limited (CHINESE OMITTED)

4. Registration number:	3101082020423

5. Business license number:	08000003200605260021

6. Registered address:	Room 328, Block 2, 555 Qingyun Road, Shanghai, China (CHINESE OMITTED)

7. Registered capital:	RMB3,000,000.00

8. Nature:	Limited Liability Company

9. Legal representative:	Zhang Lina (CHINESE OMITTED)

10. Business scope:	Design, Production, Advertising Agency, Sales

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Appendix 2:

Sellers

Name	Registered Capital	The Percentage of Equity Stockholding held by the Sellers on the Date of Agreement	The Equity Stockholding Percentage represented by the Sale Shares	Consideration for the sale of the Sale Shares
Zhang Lina (CHINESE OMITTED)	RMB 2,700,000.00	90 per cent	90 per cent	HK$ 6,750,000.00
Zhang Qinxiu (CHINESE OMITTED)	RMB 300,000.00	10 per cent	10 per cent	HK$ 750,000.00

(1) The Purchaser shall pay total HK$500,000.00 into the following bank account within 3 days after the Completion Date:

Assigned Person:	Lee Ka Ho (CHINESE OMITTED)
Account name:	Lee Ka Ho (CHINESE OMITTED)
Name of the Bank:	Citic Kawah Bank Shanghai Branch (Swift: KWHKCNSH)
Account Number:	HK$ Account No: 8180-12986608021013
Amount:	HK$500,000.00

(2) Within 20 days after the Completion Date (inclusive of the date of signing), the Purchaser shall transfer 300,000.00 ordinary shares of NWCN to the Sellers to settle the balance of HK$7,000.000.00.

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Appendix 3:

Each of the Sellers hereby represents and warrants to and covenants with NWCN (which representations, warranties and covenants shall survive the Closing of this Agreement) that:

1.1.

Binding Obligation.   This Agreement, when executed and delivered by the Seller, shall constitute a valid and binding obligation of the Seller, enforceable in accordance with its terms. The entering into of this Agreement and the transactions contemplated hereby do not result in the violation of any of the terms and provisions of any law applicable to the Seller or of any agreement, written or oral, to which the Seller may be a party or by which the Seller is or may be bound. The sale of the Share to the Seller as contemplated in this Agreement complies with or is exempt from the applicable securities legislation of the jurisdiction of residence of the Seller.

1.2.

No Registration.   The Seller acknowledges and agrees that the Sale Shares will be offered and sold to the Seller without such offer and sale being registered under the Securities Act, or under any state securities or “blue sky” laws of any state of the US, and will be issued to the Seller in an offshore transaction outside of the United States in accordance with a safe harbour from the registration requirements of the Securities Act provided by Regulation S. As such, the Seller further acknowledges and agrees that the Sale Shares will, upon issuance, be “restricted securities” within the meaning of the Securities Act. The Seller understands that the Sale Shares may not be offered or sold in the US or, directly or indirectly, to US Persons, as that term is defined in Regulation S, except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case in accordance with applicable state and federal securities laws. Neither the SEC nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Sale Shares. The statutory and regulatory basis for the exemption claimed for the offer of the Sale Shares, although in technical compliance with Regulation S, would not be available if the offering is part of a plan or scheme to evade the registration provisions of the Securities Act or any applicable state and federal securities laws.

1.3.

Seller Not a US Person.   The Seller is not a US Person (as defined in Regulation S under the Securities Act). The Seller is not acquiring the Sale Shares for the account or benefit of, directly or indirectly, any US Person.

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1.4.

Purchase Entirely for Own Account.   The Seller understands that NWCN is making this Agreement with the Seller in reliance upon the Seller’s representation to NWCN, which by the Seller’s execution of this Agreement the Seller hereby confirms, that the Seller is outside the United States when receiving and executing this Agreement and is acquiring the Sale Shares as principal for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Seller further represents that the Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Sale Shares.

1.5.

No Underwriter.   The Seller is not an underwriter of, or dealer in, the common shares of NWCN, nor is the Seller participating, pursuant to a contractual agreement or otherwise, in the distribution of the Sale Shares.

1.6.

Investment Experience.   The Seller acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Sale Shares and has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

1.7.

No Directed Selling Efforts.   The Seller acknowledges that the Seller has not acquired the Sale Shares as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S under the Securities Act) in the US in respect of the Sale Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the US for the resale of the Sale Shares; provided, however, that the Seller may sell or otherwise dispose of the Sale Shares pursuant to registration of the Sale Shares pursuant to the Securities Act and any applicable state and federal securities laws or under an exemption from such registration requirements and as otherwise provided herein.

1.8.

No General Solicitation.   The Seller is not aware of any advertisement of any of the Sale Shares and is not acquiring the Sale Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

1.9.	Disclosure of Information. The decision to execute this Agreement and acquire the Sale Shares hereunder has not been based upon any oral or written representation as to fact or otherwise made

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by or on behalf of NWCN, and such decision is based entirely upon a review of information (the receipt of which is hereby acknowledged) which has been filed by NWCN with the Securities and Exchange Commission (the “SEC”). The Seller and the Seller’s advisor(s) have had a reasonable opportunity to ask questions of and receive answers from NWCN in connection with the distribution of the Sale Shares hereunder, and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense, necessary to verify the accuracy of the information about NWCN. The Seller acknowledges that it has had access to all the information it considers necessary or appropriate for deciding whether to purchase the Sale Shares. The Seller acknowledges that NWCN is (1) concurrently negotiating with other prospective investors for the purchase and sale of additional shares of Common Stock and (2) preparing an Employee Compensation Plan pursuant to which NWCN may issue additional shares of Common Stock.
1.10.

US Civil Remedies.   The Seller is acquiring the Sale Shares pursuant to an exemption from the registration and prospectus requirements of applicable securities legislation in all jurisdictions relevant to this subscription, and, as a consequence, the Seller will not be entitled to use most of the civil remedies available under applicable securities legislation and the Seller will not receive information that would otherwise be required to be provided to the Seller pursuant to applicable securities legislation.

1.11.	No Other Representations. No person has made to the Seller any written or oral representations:
1.11.1.	that any person will resell or repurchase any of the Sale Shares;
1.11.2.	that any person will refund the purchase price of any of the Sale Shares;
1.11.3.	as to the future price or value of any of the Sale Shares; or
1.11.4.

that any of the Sale Shares will be listed and posted for trading on any stock exchange or automated dealer quotation system or that application has been made to list and post any of the Sale Shares of NWCN on any stock exchange or automated dealer quotation system.

1.11.5.

No Registration Rights.   Except as provided in this Agreement, the Seller acknowledges that NWCN has not undertaken, and will have no obligation, to register any of the Sale Shares under the Securities Act.

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1.12.

Indemnification.   The Seller will indemnify and hold harmless NWCN and, where applicable, its directors, officers, employees, agents, advisors and shareholders, from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) arising out of or based upon any representation or warranty of the Seller contained herein or in any document furnished by the Seller to NWCN in connection herewith being untrue in any material respect or any breach or failure by the Seller to comply with any covenant or agreement made by the Seller to NWCN in connection therewith.

1.13.

OTC Bulletin Board.   None of the Sale Shares are listed on any stock exchange or automated dealer quotation system and no representation has been made to the Seller that any of the Sale Shares will become listed on any stock exchange or automated dealer quotation system, except that currently market makers make a market for NWCN’s common shares on the NASD’s OTC Bulletin Board.

1.14.

Seller’s Advisors.   The Seller has been advised to consult the Seller’s own legal, tax and other advisors with respect to the merits and risks of an investment in the Sale Shares and with respect to applicable resale restrictions, and it is solely responsible (and NWCN is not in any way responsible) for compliance with:

1.14.1.	any applicable laws of the jurisdiction in which the Seller is resident in connection with the distribution of the Units hereunder, and
1.14.2.	applicable resale restrictions; and
1.14.3.	this Agreement is not enforceable by the Seller unless it has been accepted by NWCN, and the Seller acknowledges and agrees that NWCN reserves the right to reject any subscription for any reason.
1.15.

Legends.   The Seller acknowledges and agrees that all certificates representing the Sale Shares will be endorsed with the following legend, or such similar legend as deemed advisable by legal counsel for the Purchaser, to ensure compliance with Regulation S and to reflect the status of the Sale Shares as restricted securities:

1.15.1.	“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION

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REQUIREMENTS OF THE ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”
1.15.2.	Any legend required by the laws of any State, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code.
1.16.

Prohibited Transactions.   During the last thirty (30) days prior to the date hereof, neither Seller nor any Affiliate of Seller which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to Seller’s investments or trading or information concerning Seller’s investments, including in respect of the Sale Shares, or (z) is subject to Seller’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Sale Shares or sold any Common Stock (each, a “Prohibited Transaction”). At no time prior to the termination of this Agreement, shall Seller or its Trading Affiliates engage, directly or indirectly, in a Prohibited Transaction.

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